UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008

Zhongpin Inc.
(Exact name of registrant as specified in charter)

Delaware	333-112111	54-2100419
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Changshe Road, Changge City, Henan Province People’s Republic of China (Address of principal executive offices)	(Zip Code)

011 86 374-6216633
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 19, 2008, we were advised by our independent auditor, Child, Van Wagoner & Bradshaw, PLLC, that certain items in our financial statements for the fiscal year ended December 31, 2006 and the first three quarters of 2007 were not accounted for properly under U.S. generally accepted accounting principles.

On January 31, 2006, we completed a private placement in which we sold for an aggregate purchase price of $27.6 million, 3.45 million units, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock. In connection with this financing, nine individuals, including six of our employees, including Mr. Xianfu Zhu, our Chairman of the Board, Chief Executive Officer and President, and Mr. Baoke Ben, our Executive Vice President and a director of our company, deposited into escrow an aggregate of 1,125,056 shares of our common stock. Under the terms of such escrow arrangement, 50% of such shares were to be released to the investors in the private placement if our audited net income for the fiscal year ended December 31, 2006, subject to certain adjustments, was less than $7.927 million, and the remaining 50% were to be released to such investors if our audited net income for the fiscal year ended December 31, 2007, subject to certain adjustments, was less than $15 million. Under U.S. generally accepted accounting principles, the release of any of such escrow shares to any of our employees based on our fulfillment of stated performance thresholds constitutes a compensatory plan to such employees, which requires us to record a corresponding compensation expense in our financial statements. The key provisions of SFAS-123R require that share-based compensation awards to employees be measured at the grant-date fair value and the cost recognized over the period during which the employee is required to provide service in exchange for the award. As we have satisfied the performance thresholds in fiscal 2006 and fiscal 2007 for the release of escrowed shares, a $2,250,116 non-cash expense must be recorded for each of fiscal 2006 and fiscal 2007.

On March 19, 2007, our independent auditor informed us that the 2006 financial statements do not accurately reflect the grant-date fair value of cash compensation that was recorded as a result of the release of shares from escrow after we successfully achieved our 2006 performance objectives. Such compensation expense had been valued as of the date on which the shares were released from escrow and was recorded as having been accrued during the quarter in which the shares were released from escrow, rather than having been recorded as a compensation expense valued as of the grant date of the shares and spread out over 2006, as required under the rules.

The audit committee of our board of directors, after a review of the pertinent facts and consultation with our independent auditor and chief financial officer, has determined that our financial statements for the year ended December 31, 2006, as filed with Securities and Exchange Commission (the “Commission”) on March 23, 2007, and the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007, as filed with the Commission on May 10, 2007, August 9, 2007 and November 11, 2007, respectively, should no longer be relied upon.

We will file no later than March 31, 2008 our Annual Report on Form 10-K, which will reflect the foregoing matters. We will also subsequently file amended quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 to reflect the foregoing matters.

Our chief financial officer has discussed the foregoing matter with our independent auditor and we have provided our independent auditor with a copy of this disclosure and requested our independent auditor to furnish us with a letter, addressed to the Commission, stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the independent auditor’s letter is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith:

Exhibit No.	Document
99.1	Letter from Child, Van Wagoner & Bradshaw, PLLC, dated March 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZHONGPIN INC. (Registrant)

Dated: March 25, 2008	By:	/s/ Xianfu Zhu
Name: Xianfu Zhu
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Letter from Child, Van Wagoner & Bradshaw, PLLC, dated March 25, 2008.